Rule 424(b)(2)
	Registration Nos. 333-14791
	NASD File No. 961029005
                                  Cusip No:  52517PLJ8

PRICING SUPPLEMENT NO. 264
Dated September 19, 1997, to Prospectus
Supplement dated August 11, 1997
and Prospectus dated August 11, 1997

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100%   Initial Interest Rate: 3 month Libor
Commission: .50%                            Telerate pg 3750
	           posted on 9/17/97
Interest Rate Basis:
( ) Treasury Rate	 Original Issue Date: 9/12/97
(X) LIBOR (3 month)	 Maturity Date:       9/19/02
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.32%

Index Maturity: Quarterly

Interest Payment Period:	 Quarterly

Interest Reset Period:	Quarterly

Interest Reset Dates:	Same as coupon payment dates.

Interest Determination Dates: Two NY/London business days prior to interest reset dates.

Interest Payment Dates: 	Every 3/19; 6/19; 9/19 and 12/19,
subject to modified following business day convention.

The aggregate principal amount of this offering is $25,000,000 and relates only to Pricing Supplement No. 264. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $10,267,500,000 and, to date, including this offering, an aggregate of $9,307,325,000 Medium-Term Notes, Series E has been issued and $5,426,390,000 are outstanding.